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                                                                  Exhibit 10(b)



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Revolution Extra Variable Annuities Prospectus in Post-Effective Amendment No. 6 to the Registration Statement (Form N-4, No. 333-84767) of John Hancock Variable Annuity Account JF.

We also consent to the inclusion, in the Statement of Additional Information, of our reports dated February 6, 2004 on the financial statements included in the Annual Report of the John Hancock Variable Annuity Account JF and dated March 19, 2004 on the financial statements included in the Annual Report of the John Hancock Variable Life Insurance Company for the year ended December 31, 2003.



                                                           ERNST & YOUNG LLP
                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2004